Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. ANNOUNCES FIRST QUARTER RESULTS

Richardson, Texas — May 14, 2012 — Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) today announced financial results for the quarter ended March 31, 2012.

Intrusion’s net loss was $0.35 million in the first quarter 2012, compared to a net loss of $0.40 million for the first quarter 2011.

Revenue for the first quarter 2012 was $1.40 million, compared to $1.04 million for the first quarter 2011.

Gross profit margin was 56% of revenue in the first quarter 2012; compared to 62% in the first quarter 2011.  The decrease was mainly due to a change in product mix and slightly higher labor cost associated with TraceCop sales.

Intrusion’s first quarter 2012 operating expenses were $1.11 million; compared to $1.04 million in the first quarter 2011.

As of March 31, 2012, Intrusion reported cash and cash equivalents of $0.27 million, a working capital deficiency of $1.99 million and debt of $1.53 million.

“At our current staffing and expense levels, it takes approximately $1.70 million of quarterly revenue to break even.  During the first quarter, we booked a total of $1.50 million of new orders and have booked $0.60 million of new orders so far in the second quarter.  These new orders are expected to produce revenue during the year 2012,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until May 21, 2012 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 77584895.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

Intrusion

First Quarter 2012 Results

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

First Quarter 2012 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	March 31,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$269	$308
Accounts receivable	543	480
Inventories, net	5	5
Prepaid expenses	113	90
Total current assets	930	883

Property and equipment, net	249	207
Other assets	43	40
TOTAL ASSETS	$1,222	$1,130

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$740	$632
Dividends payable	161	123
Line of credit payable	—	80
Obligations under capital lease, current portion	96	74
Deferred revenue	381	97
Loan payable to officer	1,530	—
Total current liabilities	2,908	1,006

Loan payable to officer	—	1,530
Obligations under capital lease, noncurrent portion	83	53

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 220 Liquidation preference of $1,155 as of March 31, 2012	778	778
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,213 as of March 31, 2012	724	724
Series 3 shares issued and outstanding — 354 Liquidation preference of $814 as of March 31, 2012	504	504

Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 11,982 as of 3-31-12 and 11,952 as of 12-31-11 Outstanding shares — 11,972 as of 3-31-12 and 11,942 as of 12-31-11	120	119
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,727	55,686
Accumulated deficit	(59,153)	(58,801)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(1,769)	(1,459)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,222	$1,130

Intrusion

First Quarter 2012 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Quarter ended	Quarter ended
	March 31,	March 31,
	2012	2011

Revenue	$1,398	$1,042
Cost of revenue	615	399
Gross profit	783	643
Operating expenses:
Sales and marketing	399	345
Research and development	398	397
General and administrative	311	299
Operating income (loss)	(325)	(398)
Interest expense, net	(27)	(4)
Income (loss) before income taxes	(352)	(402)
Income tax provision	—	—
Net income (loss)	(352)	(402)
Preferred stock dividends accrued	(38)	(37)
Net income (loss) attributable to common stockholders	$(390)	$(439)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.03)	$(0.04)
Diluted	$(0.03)	$(0.04)
Weighted average shares outstanding:
Basic	11,952	11,818
Diluted	11,952	11,818